SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  June 20, 2000

                                 FIBERCORE, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Nevada                    000-21823                 87-0445729
      (State or other        (Commission File Number)      (I.R.S. Employer
      jurisdiction of                                     Identification No.)
      incorporation)

           253 Worcester Road, P.O. Box 180                      01507
                     Charlton, MA
       (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code (508) 248-3900

                                 Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

PORTIONS AMENDED

        The registrant hereby amends Item 7 and the Exhibit Index of its Current Report on Form 8-K filed on July 3, 2000 to include financial statements of businesses acquired and pro forma financial information in accordance with Item 7(a)(4) within 60 days after the due date of the initial filing. Except as set forth in Item 7 below and in the Exhibit Index, no other changes are made to the Current Report on Form 8-K filed on July 3, 2000.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a) Financial Statements of Businesses Acquired.

             The audited financial statements for Xtal Fibras Opticas S.A. as of December 31, 1999 and 1998 and for each of the years then ended.

            (b)  Pro Forma Financial Information.

            Pro Forma Combined Financial Statements for FiberCore, Inc., including the unaudited pro forma combined balance sheet at December 31, 1999, statements of operations for the year ended December 31, 1999 and the quarter ended March 31, 2000.

            (c) Exhibits

            The exhibits listed on the Exhibit Index are filed as part of this report.

                                  EXHIBIT INDEX

EXHIBIT NUMBER      DESCRIPTION

Exhibit 2.1         Investment Agreement, dated June 1, 2000

Exhibit 4.1         Loan Agreement for $10 million, dated June 20, 2000

Exhibit 4.2         Loan Agreement for $2.5 million, dated June 20, 2000

Exhibit 10.1        Share Pledge Agreement, dated June 20, 2000

Exhibit 10.2        Warranty Agreement, dated June 20, 2000

Exhibit 10.3        Assumption of Indebtedness Agreement, dated June 20, 2000

Exhibit 10.4        Shareholders' Agreement, dated June 20, 2000

Exhibit 10.5        Supply Agreement, dated June 20, 2000

Exhibit 10.6        Patent Assignment and Transfer Agreement, dated June 20,
                    2000

Exhibit 23.1        Consent of Deloitte Touche Tohmatsu Auditores
                    Independentes, dated July 10, 2000

Exhibit 99.1        Press Release of the Registrant, dated June 21, 2000.

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the Registrant by the undersigned thereunto duly authorized.

                               FIBERCORE, INC.



                               By: /s/ Michael J. Beecher
                                   ---------------------------------------------
                                   Name:   Michael J. Beecher
                                   Title:  Chief Financial Officer and Treasurer

Date:  July 10, 2000

                             XTAL FIBRAS
                             OPTICAS S.A.

                             Financial Statements as of
                             December 31, 1999 and 1998 and for each
                             of the years then ended

                             Deloitte Touche Tohmatsu Auditores Independentes

                     INDEX TO FINANCIAL STATEMENTS                      PAGE
                                                                        ----

REPORT OF INDEPENDENT AUDITORS                                           F-1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998
AND FOR EACH OF THE YEARS THEN ENDED
Balance Sheets                                                           F-2
Statements of Operations                                                 F-4
Statements of Comprehensive Loss                                         F-5
Statements of Changes in Shareholders' Equity                            F-6
Statements of Cash Flows                                                 F-7
Notes to the Financial Statements                                        F-9

                     INTERIM FINANCIAL STATEMENTS



FINANCIAL STATEMENTS AS OF MARCH 31, 2000 AND DECEMBER 31, 1999
AND FOR THE THREE MONTH PERIOD THEN ENDED
Interim Balance Sheets                                                  F-30
Interim Statements of Operations                                        F-32
Interim Statements of Comprehensive Income                              F-33
Interim Statements of Changes in Shareholders' Equity                   F-34
Interim Statements of Cash Flows                                        F-35
Notes to the Interim Financial Statements                               F-37

REPORT OF INDEPENDENT AUDITORS
------------------------------

To the Board of Directors and Shareholders of XTAL Fibras Opticas S.A.:

We have audited the accompanying balance sheets of XTAL Fibras Opticas S.A. as of December 31, 1999 and 1998, and the related statements of operations, comprehensive loss, cash flows and changes in shareholders' equity for each of the years then ended, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of XTAL Fibras Opticas S.A. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE TOUCHE TOHMATSU                                      Campinas, Brazil
Auditores Independentes                                       May 31, 2000

XTAL FIBRAS OPTICAS S.A.
------------------------

BALANCE SHEETS
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                               December 31
                                                           ------------------
                                                             1999      1998
                                                           --------  --------

ASSETS
Current assets
Cash and cash equivalents                                       225        36
Trade accounts receivable, net (note 5)                       4,807     1,838
Inventories (note 6)                                          4,053     7,829
Prepaid expenses, other                                         497     1,076
                                                           --------  --------
     Total current assets                                     9,582    10,779
                                                           --------  --------

Property, plant and equipment, net (note 8)                  10,378    16,446

Recoverable taxes                                               101       149
Loans - related parties                                           -        57
Escrow deposits (note 7)                                          7        10
                                                           --------  --------
                                                                108       216

                                                           --------  --------
     Total assets                                            20,068    27,441
                                                           ========  ========

                                                                    (Continue)

XTAL FIBRAS OPTICAS S.A.
------------------------

BALANCE SHEETS
(Expressed in thousands of United States dollars)                (continued)
------------------------------------------------------------------------------


                                                               December 31
                                                           ------------------
                                                             1999      1998
                                                           --------  --------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities

Trade accounts payable - suppliers                            4,952     4,177
Current portion of long-term debt (note 9)                      340        68
Taxes other than income                                         356        46
Payroll and other charges                                       614       668
Other                                                            21       144
                                                           --------  --------
     Total current liabilities                                 6,283     5,103
                                                           --------  --------
NON-CURRENT LIABILITIES
Long-term debt (note 9)                                         288        55
Intercompany (note 10)                                          624         -
Long-term taxes                                                 852     1,028
Other long-term liabilities (note 14 (a))                       741       341
Deferred income tax (note 4)                                     41        48
                                                           --------  --------
     Total non-current liabilities                            2,546     1,472

Commitments and contingencies (note 14)

SHAREHOLDERS' EQUITY
Preferred stock - no par value, 49,963,256 shares authorized and 5,137,571 and 472,033 issued and outstanding at
  December 31, 1999 and 1998, respectively                   11,497     5,194
Common stock - no par value, 49,963,256 shares authorized
  and 5,137,571 and 472,033 issued and outstanding at
  December 31, 1999 and 1998, respectively                   11,497     5,194
Appropriated retained earnings:
  Legal reserve                                                 140       140
Unappropriated retained (deficit)                            (8,113)   (9,672)
Accumulated other comprehensive (loss) income                (3,782)    2,836
Advance for future increase of Capital (note 14 (b))              -    17,174
                                                           --------  --------
     Total shareholders' equity                              11,239    20,866
                                                           --------  --------
     Total liabilities and shareholders' equity              20,068    27,441
                                                           ========  ========


The accompanying notes are an integral part of these financial statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                               Years ended
                                                               December 31
                                                           ------------------
                                                             1999      1998
                                                           --------  --------

GROSS SALES
Total gross sales                                            25,164    13,944
Value-added and excise tax on sales                          (7,392)   (3,220)
                                                           --------  --------

NET SALES                                                    17,772    10,724

                                                           --------  --------
Cost of sales                                               (16,043)  (11,869)
                                                           --------  --------

GROSS PROFIT (LOSS)                                           1,729    (1,145)

Selling and marketing expenses                                 (456)   (1,870)
General and administrative expenses                          (1,500)   (2,461)
Depreciation                                                   (300)      (79)
                                                           --------  --------
Operating expenses                                           (2,256)   (4,410)

NON-OPERATING (EXPENSES) INCOME
Interest income (note 3)                                        405       129
Interest expenses (note 3)                                   (2,646)   (2,937)
Other non-operating (expense) income, net                      (233)       39
                                                           --------  --------

LOSS BEFORE INCOME TAX AND SOCIAL CONTRIBUTION               (3,001)   (8,324)

INCOME TAX (EXPENSES) BENEFIT AND SOCIAL CONTRIBUTION            (8)       21
                                                           --------  --------

NET (LOSS)                                                   (3,009)   (8,303)
                                                           ========  ========


The accompanying notes are an integral part of these financial statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

STATEMENTS OF COMPREHENSIVE LOSS
(Expressed in thousands of United States dollars)                (Continued)
------------------------------------------------------------------------------


                                                               Years ended
                                                               December 31
                                                           ------------------
                                                             1999      1998
                                                           --------  --------

NET LOSS                                                     (3,009)   (8,303)
                                                           --------  --------

Other comprehensive loss:

Foreign currency translation adjustment                      (6,618)     (701)
Recognition of deferred tax liability on change in functional

   Currency (note 2 (b))                                          -       (74)

                                                           --------  --------
Net translation (loss) in the year                           (6,618)     (775)
                                                           --------  --------

COMPREHENSIVE LOSS                                           (9,627)   (9,078)
                                                           ========  ========



The accompanying notes are an integral part of these financial statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                                                                          Advance
                                                             Appropriated                   Accumulated     For
                                                              retained     Unappropriated      other       future
                                                              earnings       retained      comprehensive  increase
                                         Common   Preferred    legal         earnings         income         of
                                         stock     stock      reserve        (deficit)        (loss)      capital      Total
                                        --------- -------- --------------- -------------- ------------- ---------- ------------

BALANCES AS OF JANUARY, 1, 1998           5,194    5,194             140        (1,369)           3,611          -     12,770

Net loss to common and preferred shares       -        -               -         (8,303)              -          -     (8,303)
Recognition of deferred tax liability
on change
 in functional currency (note 2 (b))          -        -               -              -            (74)          -       (74)
Net translation loss for the year             -        -               -              -           (701)          -      (701)
Advance for future increase of capital        -        -               -              -               -     17,174     17,174
                                        --------- -------- --------------- -------------- --------------- ------------ -------
BALANCES AS OF DECEMBER 31, 1998          5,194    5,194             140         (9,672)          2,836     17,174     20,866
                                        --------- -------- --------------- -------------- --------------- ------------ -------

Net loss to common and preferred shares       -        -               -         (3,009)              -          -     (3,009)
Net translation loss for the year                                                                (6,618)               (6,618)
Increase in capital (note 14 (b))         6,303    6,303               -          4,568               -     (17,174)       -
                                        --------- -------- --------------- -------------- --------------- ------------ -------
BALANCES AS OF DECEMBER 31, 1999         11,497   11,497             140         (8,113)         (3,782)         -     11,239
                                        ========= ======== =============== ============== =============== ============ =======


The accompanying notes are an integral part of these financial statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                               Years ended
                                                               December 31
                                                           ------------------
                                                              1999      1998
                                                           --------  --------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                     (3,009)   (8,303)
Adjustments to reconcile net loss to cash provided by (used
in)
  operating activities:
  Depreciation                                                1,116     1,294
  Allowance for doubtful accounts                                 -     1,367
  Write-down for slow moving inventories                        136         -
  Write-down for investments                                      -        36
  Gain or loss on disposal of fixed assets                      (12)       (1)
  Exchange translation                                         (578)    1,111
  Deferred income tax                                             8       (21)
Decrease (increase) in assets
Trade accounts receivable                                    (2,969)    1,241
Inventories                                                   3,640    (1,444)
Other current assets                                            579      (744)
Recoverable taxes                                                48       (47)
Escrow deposits                                                   3         1
Increase (decrease) in liabilities
Trade accounts payable                                          775    (1,121)
Taxes other than income                                         310       (91)
Payroll and other charges                                       (54)      124
Other current liabilities                                      (123)      144
Long-term taxes                                                (176)      258
Other long-term liabilities                                     400       195
                                                           --------  --------

Net cash provided by (used in) operating activities              94    (6,001)
                                                           --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                     (900)   (2,789)
Proceeds on disposal of property, plant and equipment           317        32
                                                           --------  --------
Net cash (used in) investing activities                        (583)   (2,757)
                                                           --------  --------

                                                                    (Continue)

XTAL FIBRAS OPTICAS S.A.
------------------------

STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States dollars)                (Continued)
------------------------------------------------------------------------------


                                                               Years ended
                                                               December 31
                                                           ------------------
                                                              1999      1998
                                                           --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt:
  Proceeds                                                      726    21,622
  Repayments                                                   (110)  (14,153)
Intercompany loans:
  Proceeds                                                    5,177     9,181
  Repayments                                                 (5,103)   (7,971)
                                                           --------  --------
Net cash provided by financing activities                       690     8,679
                                                           --------  --------

Effect of exchange rate changes on cash and cash equivalents    (12)      (10)

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                              201       (79)

Cash and cash equivalents, as of beginning of the year           36       125
                                                           --------  --------
Cash and cash equivalents, as of end of the year                225        36
                                                           ========  ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest                                                       34       459
  Taxes on income                                                 -         -



The accompanying notes are an integral part of these financial statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
(Expressed in thousands of United States dollars, except number of shares and where otherwise noted)
------------------------------------------------------------------------------


1.   THE COMPANY AND ITS OPERATIONS

     Xtal Fibras Opticas S.A. ("the Company") is a privately held corporation organized under the laws of the Federative Republic of Brazil and headquartered in Uberlandia, state of Minas Gerais, with manufacturing facilities in Campinas, state of Sao Paulo.

     The Company is engaged in the business of manufacturing, marketing and selling optical fibers and optical components, byproducts or similar products.

     XTAL is a subsidiary of Algar S.A. Empreendimentos e Participacoes ("Algar"), which owns approximately 99.99% of the total outstanding capital shares. Algar has subsidiaries working in Telecommunications (telephone services, engineering construction and maintenance of communications networks and long distance transmission), Agribusiness, Services and Leisure. Algar has approximately 23 companies and 4 divisions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)   Basis of presentation

          The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), which differ in certain respects from generally accepted accounting principles in Brazil ("Brazilian GAAP"), as applied by the Company in the preparation of its statutory financial statements and for other purposes.

          Shareholders' equity and operations included in these financial statements differ from those included in the statutory accounting records as a result of (i) the effects of differences between the rate of devaluation of the Brazilian real ("R$") against the United States dollar ("$", "U.S.$", or "U.S. dollar"), and (ii) differences in the methods of measuring amounts under U.S. GAAP and Brazilian GAAP.

     b)   Foreign currency translation

          The Company, which transacts the majority of its business in Brazilian reais, and, to a lesser extent, in U.S. dollars, has selected the U.S. dollar as its reporting currency. The U.S. dollar amounts for all periods presented have been remeasured (translated) following the guidelines established in Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52").

          Prior to December 31, 1997 and pursuant to SFAS 52 and Emerging Issues Task Force ("EITF") D-55, "Determining a Highly Inflationary Economy", Brazil was considered to have a highly-inflationary economy. Accordingly, the Company's reporting currency (US$) was defined as its functional currency and the remeasurement procedures adopted by the Company through this date were as follows:

          (i) Inventories, property, plant and equipment and accumulated depreciation, as well as shareholders' equity accounts, were translated at historical exchange rates and monetary assets and liabilities denominated in Brazilian currency were translated at period-end exchange rates (December 31, 1997 - R$ 1.1164: US$ 1.00);

          (ii) Depreciation and other costs and expenses relating to assets remeasured at historical exchange rates were calculated based on the U.S. dollar amount of the assets. Other accounts in the statements of operations and cash flows were translated at the average exchange rates prevailing during the period;

         (iii) the translation gain or loss resulting from this remeasurement process was included in the statements of operations currently; and

          (iv) pursuant to paragraph 9(f) of SFAS No. 109 "Accounting for Income Taxes" ("SFAS 109"), deferred taxes were not recorded with respect to differences relating to assets and liabilities translated at historical rates that resulted from changes in exchange rates or indexing for Brazilian tax purposes.

          As from January 1, 1998 the Company concluded that the Brazilian economy had ceased to be highly inflationary and changed its functional currency from the reporting currency (U.S. dollars) to the local currency (R$). Accordingly, as of January 1, 1998 the Company translated the U.S. dollar amounts of non-monetary assets and liabilities into reais at the current exchange rate and those amounts became the new accounting bases for such assets and liabilities. The resulting deferred taxes associated with the differences between the new functional currency bases and the tax bases ((iv) above) were reflected as a deferred tax liability with a corresponding debit taken directly to the cumulative translation adjustment component of shareholders' equity.

          In mid-January 1999, significant changes occurred in the Brazilian government's foreign exchange rate policy, which resulted in the elimination of exchange controls referred to as trading bands. These trading bands ensured that the real to U.S. dollar exchange rate remained within a given range. On January 15, 1999, the Brazilian Central Bank ceased to intervene in the foreign exchange market, except in exceptional circumstances to mitigate excessive volatility, and the real to U.S. dollar exchange rate was allowed to fluctuate freely. On July 30, 1999, the real was trading at approximately R$
          1.7892 to US$ 1.00, as compared to the exchange rates in effect on December 31, 1998 of R$ 1.2087 to US$ 1.00 and on December 31, 1999 of R$ 1.7890 to US$ 1.00.

          The effects of the real devaluation has resulted in a net translation loss, arising from the translation of the balance sheet accounts (monetary and non-monetary assets and liabilities) from Brazilian reais to U.S. dollars. The translation loss has been allocated directly to the cumulative translation account in shareholders' equity.

     c)   Foreign currency transactions

          Monetary assets and liabilities of Xtal, denominated in currencies other than the functional currency are measured into their respective functional currencies at exchange rates in effect at the balance sheet date. The resulting exchange gains or losses are included in the statement of operations.

     d)   Use of estimates

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In the preparation of these financial statements, estimates and assumptions have been made by management concerning the selection of useful lives of property, plant and equipment, provisions necessary for trade receivables, inventories and contingent liabilities, income tax valuation allowances and other similar evaluations. Actual results may vary from those estimates.

     e)   Cash and cash equivalents

          Cash and cash equivalents include cash on hand, interest-bearing time deposits and other interest-bearing short-term securities denominated in Brazilian reais. Time deposits classified as cash equivalents have original maturities of three months or less.

     f)   Accounts receivable

          Accounts receivables are stated at estimated realizable values. Allowances are recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts.

     g)   Inventories

          Inventories are stated at the lower of average cost of acquisition or production, or market.

     h)   Property, plant and equipment

          Owned property, plant and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to expense when incurred.

          Depreciation is provided on a straight-line basis over the useful lives of the assets as follows:

                                                                       Years
                                                                      -------

          Buildings and improvements                                   10-25
          Machinery and equipment                                       3-10
          Furniture and fixtures                                        5-10
          Installations                                                 6-10
          Vehicles                                                       5
          EDP equipment                                                  3

          Assets under construction are not depreciated until they are placed in service.

     i)   Recoverability of long-lived assets

          In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" ("SFAS 121"), management reviews long-lived assets, primarily property, plant and equipment to be held and used in the business and certain deposits and tax incentive investments, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable.

          Assets are grouped and evaluated for possible impairment at a plant level; impairment is assessed based on undiscounted cash flows from forecasted operating results of the business over the estimated remaining lives of the assets.

     j)   Compensated absences

          Vacation expense is fully accrued in the period the employee renders services to earn such vacation.

     k)   Income taxes

          Brazilian income taxes comprise federal income tax and social contribution, the latter a federally mandated tax based on income, as recorded in XTAL's respective accounting records. There are no state or local income taxes in Brazil.

          For the purposes of these financial statements, the Company has applied SFAS 109 for all periods presented. SFAS 109 requires the application of the comprehensive liability method of accounting for income taxes. Under this method, a company is required to recognize a deferred tax asset or liability for all temporary differences and operating losses, except that, prior to 1998 and in accordance with paragraph 9(f) of SFAS 109, deferred taxes were not recorded for differences relating to certain assets and liabilities that were remeasured from reais to U.S. dollars at historical exchange rates and that resulted from changes in exchange rates or indexing to inflation in local currency for tax purposes. Such accumulated differences were recognized in shareholders' equity when the Company adopted the real as the functional currency on January 1, 1998.

          Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

          Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance, as appropriate, if, based on the weight of evidence, it is more likely than not that the deferred tax assets will not be realized.

     l)   Summary of Brazilian tax structure

          Taxes in Brazil are levied by the federal, state, and municipal governments. Additionally, certain taxes are levied related to employment of personnel. The principal federal taxes applicable to Xtal are:

          o    Corporate Income Tax (IRPJ)
          o    Social contribution on net profits (CSLL)
          o    Social contribution on turnover (COFINS)
          o    Social integration contribution on turnover (PIS)
          o    Financial transactions tax (IOF)

          The main state tax is the merchandise circulation tax (ICMS), or simply the state value added tax (VAT). The principal municipal tax is the service tax (ISS).

          Corporate Income Tax: In general, all business entities are liable for corporate income tax, including both corporations (S.A.'s) and limited liability companies (limitadas). A consortium is not regarded as a separate taxable entity for tax purposes; each company belonging to the consortium is taxed individually. The corporate income tax rate is 15% on annual net income of $R240,000 or less and 25% on net income before taxes greater than $R240,000. Additionally an 8% tax is levied on net income before taxes for social contribution (discussed below) and, as such, brings the total effective tax rate to 33%. The total 33% is a creditable for US income tax purposes.

          Social Contribution on Net Profit: The social contribution on net profit (CSLL) is intended to fund social and welfare programs and is paid in addition to the corporate income tax. The rate is calculated as 8% of net income before taxes.

          Social Contribution on Turnover: Social contribution on turnover (COFINS) is levied at 2% of monthly sales to finance social security and welfare programs.

          Social Integration Contribution on Turnover: Legal entities must contribute 0.65% of monthly sales to a federal program (PIS), whose purpose is to allow employees to participate in Brazil's economic growth.

          Financial Transaction Tax: The financial transaction tax (IOF) is levied on specific Brazilian and foreign financial transactions. The tax is payable by borrowers, purchases of securities and foreign currency. The rates vary according to the maturity terms and types of transactions. The rate has been as high as 25%. Currently a tax of 2% is levied on foreign loans with initial terms less than two years. The tax is used by the government in the implementation of monetary policy.

          ICMS: ICMS is a sales value added tax levied by the states on the circulation of merchandise and transportation services and represents the major source of revenue for the states. It is charged on each delivery of goods from the production stage to the consumer stage. Assets imported from abroad are also taxable. Other taxable items include interstate and inter municipal transportation services, communication services, and the generation and distribution of electric energy. ICMS rates vary from 0% to 25% but are most commonly found in the 17%-18% range. The tax is usually paid monthly and is calculated by successive sellers collecting ICMS on all sales (output tax) and subtracting ICMS paid during the month on purchases (input tax). If the output tax exceeds the input tax the excess must be remitted to the state, conversely if the input tax exceeds the output tax the residual is carried forward to be used against future output tax collections.

          Service Tax: Service tax (ISS) is levied on gross sales derived from services rendered. The tax rates vary between 2% and 10%, but the typical rate is 5%. Activities classified as services are set forth in federal legislation. The following activities are normally considered services: consulting, advertising, engineering, building, transportation, activities of hospitals, public entertainment, tourism, leasing of equipment, activities of hotels, and movie studios.

          Recoverable taxes: The recoverable taxes included in the balance sheet accounts relate to excise tax (IPI) imposed on goods or products imported or manufactured in Brazil. The tax is levied on the price of transactions, inclusive of ancillary expenses and ICMS. Tax rates differ according to the characterization of product, with luxury items subject to the highest rate of 365%, and the average rate being 15%. Limited exemptions may apply. The tax is "equivalent" (as determined under the IPI laws) to a value added tax; that is, entities are entitled to record input tax credits for IPI paid and collect offsetting IPI debits from their customers.

     m)   Pension plan

          The Company participates in a single-employer funded defined-contribution pension plan (the "Fundo Integrativo Dos Funcionarios do Grupo Algar"). Pension plan benefits for the Fundo Integrativo Dos Funcionarios do Grupo Algar Plan, are based primarily on participants' compensation on retirement and years of service. The Plan is available to substantially all employees of the Company.

     n)   Other assets and liabilities

          Other assets and liabilities are stated at known or likely amounts plus related charges and monetary adjustments and provisions for market value adjustment, if applicable.

     o)   Sales and expenses

          Sales revenues are recognized as finished goods are shipped and as other products are supplied. Expenses and costs are recognized on the accrual basis.

     p)   Environmental expenditures

          Expenditures relating to ongoing compliance with environmental regulations, designed to minimize the environmental impact of the Company's operations, are charged against earnings on the date expended. Provisions for expenditures are charged against earnings at the time that they are considered to be probable and reasonably estimable. Management believes that, at present, its plant is in substantial compliance with the environmental regulations applicable to it.

     q)   Marketing costs

          Marketing costs are reported in selling and marketing expenses and include costs of advertising and other marketing activities.

     r)   Start-up costs

          In accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-Up Activities", start-up costs are expensed as incurred.

     s)   Concentration of credit risk

          Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally bank deposits and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. Accounts receivables typically represent purchases and are derived from the revenues earned from customers in Brazil and are denominated in Brazilian reais. The company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable. During the years ended December 31, 1999 and 1998, approximately 53 % and 56 % in gross sales were generated from two clients.

     t)   Comprehensive income (loss)

          Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS 130 changes in net assets of an entity resulting from transactions and other events and circumstances from non-owner sources are reported in a financial statement for the period in which they are recognized. Adoption of SFAS 130 did not impact the financial statements of the Company.

     u)   Segment Reporting

          Effective January 1, 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

     v)   New accounting pronouncements

          In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", issued in June 1998, requires that all derivative financial instruments be reflected on the balance sheet at fair value, with changes in fair value recognized periodically in earnings or as a component of other comprehensive income, depending on the nature of the underlying item being hedged. In the event that an entity does not effectively hedge against an underlying item, changes in the fair value of the derivative will be recognized currently in the statement of operations. The impact of adopting this statement is not expected to be material to the Company.

          In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. The pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. The impact of adopting this statement was not material to the Company.

3.   INTEREST INCOME AND EXPENSES

                                                              For the years
                                                            Ended December 31
                                                            -----------------
                                                              1999     1998
                                                            -------   -------
     Interest income
     Interest income on cash equivalents                          3        27
     Interest income on intercompany credit                     152        12
     Exchange rate variations                                   248        78
     Other                                                        2        12
                                                            -------   -------
                                                                405       129
                                                            =======   =======
     Interest expense
     Interest expense on loan debt                                -      (737)
     Interest expense on Intercompany loan                     (795)     (246)
     Exchange rate variations on loans/supplies               (1,300)    (637)
     Interest on liabilities other than loans                   (39)      (51)
     Banking charges, taxes and other                          (512)   (1,266)
                                                            -------   -------
                                                             (2,646)   (2,937)
                                                            =======   =======

4.   INCOME TAXES

     Income taxes in Brazil include federal income tax and social contribution. The Brazilian statutory rates for the years presented are as follows:

                                                                  Year ended
                                                                 December 31,
                                                             -----------------
                                                               1999      1998
                                                             --------  -------
                                                                  %        %
                                                                  -        -

     Federal income tax                                         25.00    25.00
     Social contribution                                        12.00     8.00
                                                             --------  -------
     Composite income tax rate                                  37.00    33.00
                                                             ========  =======

     The amount reported as income tax (expense) benefit in the consolidated statements of operations is reconciled to tax expense at the statutory federal income tax rate as follows:

                                                                  Year ended
                                                                 December 31,
                                                             -----------------
                                                               1999      1998
                                                             --------  -------
                                                                   $        $
                                                                   -        -

     Income before income taxes                                (3,009)  (8,303)
                                                             ========  =======

     Tax benefit, at statutory rates                            1,113    2,740
     Increase in valuation allowance                           (1,113)  (2,740)
     Effect of changes in tax rates                                (2)       -
     Effects of differences between indexation and
     translation;
       Depreciation on a different asset base                      13       24
       Other                                                      (19)      (3)
                                                             --------  -------
     Tax (expense) benefit as reported in the
     Statement of operations                                       (8)      21
                                                             ========  =======

     The major components of the deferred tax accounts are as follows:

                                                            As of December 31
                                                          --------------------
                                                             1999       1998
                                                          ---------  ---------

     Brazilian net operating loss carryforwards              2,459      2,044
     Deferred income tax relating to temporary differences     620        629
                                                          ---------  ---------
     Gross deferred income tax assets                        3,079      2,673

     Valuation allowance                                    (3,079)    (2,673)
                                                          ---------  ---------
     Deferred income tax assets, net of valuation                -          -
     allowances
                                                          =========  =========


                                                            As of December 31
                                                          --------------------
                                                             1999       1998
                                                          ---------  ---------

     Deferred income tax liabilities:
     Deferred non current  income tax  liability on change
     in functional
       Currency                                                 41         48
                                                          ---------  ---------

     Total non-current deferred income tax liabilities          41         48
                                                          =========  =========

5.   TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivables relate primarily to sales to domestic customers. The Company has concentration credit risk for accounts receivable from some customers, which is subject to business cycle variations. Such customers held balances at each year-end as follows:

                                                               December 31
                                                            -----------------
                                                              1999     1998
                                                            -------  --------

     Furukawa Ind. S/A Produtos Eletronicos                     899         -
     Marsicano S/A Ind. e Cond. Eletricos                       923     1,367
     Cabelte Cabos Eletricos                                    585         -
     Telcon Fios e Cabos para Telecomunicacao                   836       346
     Alcatel Telecomunicacoes S/A                             2,028         -
     Cabelte Industris Brasileira Ltda.                           -       847
     Other                                                      459       645
                                                            -------  --------
                                                              5,730     3,205
     Allowance for doubtful account                            (923)   (1,367)
                                                            -------  --------
     Total                                                    4,807     1,838
                                                            =======  ========


6.   INVENTORIES

                                                               December 31
                                                            -----------------
                                                              1999     1998
                                                            -------  --------

     Finished products                                          640     3,777
     Work in process                                            772       556
     Raw materials and indirect materials                     2,332     2,552
     Resale materials                                           153       336
     Imports in progress                                        292       608
                                                            -------  --------
                                                              4,189     7,829
     Allowance for slow-moving inventory                       (136)        -
                                                            -------  --------
                                                              4,053     7,829
                                                            =======  ========


7.   ESCROW DEPOSITS

     The Company is contesting the payment of certain taxes and has made court-approved escrow deposits of equivalent amounts pending final decisions. Deposits of US$ 7 (1998- US$ 10), which relate to proceedings for which the Company has received favorable rulings or for which loss is not considered probable, have no offsetting allowances.

8.   PROPERTY, PLANT AND EQUIPMENT

                                                     Years    1999      1998
                                                    ------  -------- ---------

     Land                                                       140       207
     Buildings and improvements                      10-25    4,228     5,817
     Machinery and equipment                         3-10     8,972     8,749
     Furniture and fixtures                          5-10       163       218
     Installations                                   6-10       934       728
     Vehicles                                          5         29        53
     EDP equipment                                     3        238       222
                                                            --------  --------
                                                             14,704    15,994
     Accumulated depreciation                                (4,344)   (4,773)
     Projects in progress                                        18     5,225
                                                            --------  --------
                                                             10,378    16,446
                                                            ========  ========

9.   LONG-TERM DEBT

    Long-term loans and financing relate primarily to permanent asset import financing, at an interest rate of LIBOR plus 0.75% to 2.18% per annum, secured by Algar S.A. Empreendimentos e Participacoes. The maturities of long-term debt are as follows:

                                                             December 31
                                                            ------------
                                                                1999
                                                             ---------

    2000                                                         340
    2001                                                         288
                                                             ---------
    Total long-term debt                                         628
    Current portion of long-term debt                            340
                                                             ---------
    Total                                                        288
                                                             =========

10.  RELATED PARTY TRANSACTIONS/BALANCES

     Transactions/balances with related parties were as follows:

                                                                            Administrative         Interest
                                              Assets      Liabilities          expenses          expense, net
                                            -----------  ---------------  -------------------  -----------------
     1999
     ----
     Due to related parties:
     Algar S.A. Empreendimentos
        e Participacoes                            -              624                  203                770

     Algar Telecom S.A.                                             -                  203                  -
                                            -----------  ---------------  -------------------  -----------------
                                                   -              624                  406                770
                                            ===========  ===============  ===================  =================

     1998
     ----
     Due from related parties:
     Algar S.A. Empreendimentos
        e Participacoes                           57                -                    -                  -
     Due to related parties:
     Algar S.A. Empreendimentos
        e Participacoes                            -                -                  308                281
                                            -----------  ---------------  -------------------  -----------------
                                                  57                -                  308                281
                                            ===========  ===============  ===================  =================

     The $624 loan matures on September 30, 2000 and carries interest at a rate of 17.81%. Company management considers related-party transactions/balances as usual market transactions. Intercompany transactions/balances relate to contracts at average interest rates, which during the year approximated the market rates.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation sale. Significant differences can arise between the fair value and carrying amounts of financial instruments that are recognized at historical cost amounts.

     The carrying amounts and fair values of the Company's financial instruments as of December 31 are as follows:

                                                    As of December 31
                                            -----------------------------------
                                                  1999              1998
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             Amount    value   Amount    Value
                                            ---------  ------ ---------  ------
     On balance sheet financial instruments:

     Cash and cash equivalents                 225      225       36       36
     Escrow deposits                             7        7       10       10
     Long-term debt (including current
     portion)                                  628      628      123      123

     The values provided are representative of the fair values as of December 31, 1999 and 1998 and do not reflect subsequent changes in the economy, interest and tax rates, and other variables that may impact determination of fair value. The following methods and assumptions were used in estimating fair values for financial instruments:

     Cash and cash equivalents and short-term investments: The carrying amount reported in the balance sheet for cash and cash equivalents and short-term investments approximates fair value due to the short maturity of these instruments.

     Escrow deposits: The carrying amount of escrow deposits approximates fair value, as interest is receivable on such deposits at a variable market rate.

     Long-term debt: The carrying value of the Company's long term debt approximates fair value due to the interest rates of these instruments.

12.  SHAREHOLDERS' EQUITY

     Capital and shareholder rights

     (i)  Share capital

          Subscribed and paid-in capital comprises 10,275,142 shares of no par value, of which 5,137,571 are common shares and 5,137,571 are preferred shares.

     (ii) Share rights

          Common shares have the right to vote at shareholder meetings while preferred shares are non-voting. Preferred shares do, however, have priority in the return of capital in the event of liquidation and in the receipt of a mandatory non-cumulative dividend (the "Mandatory dividend") of 25% of consolidated net income as determined in accordance with Brazilian Corporate Law, due to both preferred and common shareholders. Under Brazilian Corporate Law, any payment of interim dividends and interest attributable to shareholders equity is netted off against the amount of the Mandatory Dividend in the year of payment (applicable). In any year, the board of directors of the Company may determine that it is inadvisable in view of the Company's financial position to pay the Mandatory Dividend. In this case, any retained earnings of the Company must be allocated to a special reserve account. Furthermore, in the event that the Mandatory Dividend is omitted for three consecutive years, the preferred shares acquire voting rights until payment of such dividends is reserved.

    (iii) Appropriated retained earnings

          Under Brazilian Corporate Law, Xtal is required to appropriate 5% of its annual statutory accounting basis local currency earnings, after absorbing accumulated losses, to a statutory reserve until each such reserve equals 20% of paid capital. The reserve may be used to increase capital or absorb losses, but may not be distributed as dividends.

     (iv) Unappropriated retained earnings

          Dividend distributions are limited to retained earnings of the Company as determined in accordance with the Brazilian Corporate Law. There were no distributable retained earnings as of December 31, 1999 and 1998, respectively.

     (v)  Dividends

          Dividends are payable in Brazilian reais, and are reflected in the financial statements upon approval. Brazilian Law permits the payment of dividends only from retained earnings based on the amounts stated in the Company's statutory accounting records. No dividends were declared or paid for the years ended 1999 and 1998, respectively.

13.  PAYROLL, PROFIT SHARING AND RELATED CHARGES

     Approximately 100% of the Company's production and industrial employees are members of the Participacao nos Resultados da Epresa (the "Union"). The collective bargaining agreement (between the Union and Xtal - covering all Company employees who are formally members of the Union, executives are not covered), provides for an annual distribution to employees of a specified amount, as agreed by the Union and the Company in the first quarter of each year, for the following year. On an individual employee basis, the distribution is dependent on department and grade. Expenses of the Company under these programs are included in general and administrative expenses and amounted to $ 119 and $65 for the years ended December 31, 1999, and 1998, respectively.

14.  COMMITMENTS AND CONTINGENCIES

     (a)  Accrued liability for legal proceedings

          The Company is contesting the payment of certain taxes and contributions and has made court escrow deposits (restricted deposits for legal proceedings) of equivalent or lesser amounts pending final legal decisions. Probable losses, provided as liabilities of the Company based on the advice of outside legal counsel, are summarized below:

                                                                 December 31
                                                              ----------------
                                                                1999     1998
                                                              -------- -------

          Labor claims (1)                                          41       -
          Income tax withheld at source - Intercompany loan        310       -
          Income tax and social contribution                        60      81
          Value-added sales taxes ("ICMS")                         164     129
          Value-added sales taxes ("IPI")                          146     126
          Other                                                     20       5
                                                              -------- -------
          Total accrued liabilities for legal proceedings          741     341
                                                              ======== =======

          -----------------
          (1) The Company is party to a number of lawsuits filed by former employees related to overtime, dangerous working conditions and various employment relationships. As of December 31, 1999 the Company has accrued $ 41 relating to such lawsuits. Escrow deposits against probable losses relating to labor claims totaled $ 150 as of December 31, 1999.

          Management believes, based on advice from its attorneys, that the provision for contingencies is sufficient to meet probable and reasonably estimable losses, and that the ultimate resolution will not have a significant effect on the Company's liquidity, consolidated financial position or results of operations.

     (b) Financial guarantee and recourse arrangement (Advance for future increase of capital)

          On December 1, 1998, XTAL entered into an agreement of Advance of Financial Resources to offset various supplier and financial debt with Algar S.A. Empreendimentos e Participacoes ("Algar" or Parent Company) for a total amount of US$ 4.2 million (advance for future increase of capital). Such agreement was accounted for by the Parent Company as a capital contribution and Xtal duly amended their by-laws and Social Contract on April 27, 1999, to effectively increase capital. At December 31, 1999, (pound)627 (approximately US$ 1,013) remained payable in the name of Xtal to Unibanco at an interest rate of LIBOR plus 11.79%. Several machines are given as guaranty for this loan. In connection with the acquisition agreement described in Note 16, Algar assumed the (pound)627 liability. This amount is not recorded as a liability in the accompanying financial statements.

          On December 31, 1998, XTAL entered into a second agreement of Advance of Financial Resources for Future Capital Increase with Algar S.A. Empreendimentos e Participacoes ("Algar") for a total amount of $13 million (Advance for future increase of capital) and such amount was consigned in an account on behalf of Algar. This agreement was also accounted for by the Parent Company as a capital contribution whereby Xtal amended their by-laws and Social Contract to effectively increase capital. In association with this agreement, there were two other Agreements for the Assumption of Debt by the parties with the following terms:

          Algar assumes the debts of Xtal before various banks for a total of US$ 8 million Algar assumes the debts of Xtal for a supplier totaling US$ 3.5 million

          Such agreements, added to the balance of intercompany loans payable in the amount of US$ 1.5 million, were also accounted for by the Parent company as a capital contribution. Xtal effectively registered these amounts by amending and registering their Social Contract on April 27, 1999, to effectively increase capital. Approximately US$ 1.5 million, due September 19, 2000, remains payable in the name of Xtal to Banco Brascan S/A at an interest rate of LIBOR plus 2% per year. Also, US$ 384 thousand and US$ 288 thousand, due October 31 and August 31, 2000 respectively, remain payable in the name of Xtal to Dresdner Bank Lateinamerika AG at an interest rate of LIBOR plus 0.75% per year. Algar remained the guaranty for this amount should Xtal default. In connection with the acquisition agreement described in Note 16, Algar assumed these liabilities, totaling approximately US$ 2,172. These amounts are not recorded as liabilities in the accompanying financial statements.

     (c)  Postemployment benefits

          The Company makes monthly contributions based on payroll expense to the government pension, social security and severance indemnity plans. Such payments are expensed as incurred.

          In addition, certain payments are due on dismissal of employees pursuant to Article 18 of Law 8.036 (dated May 11, 1990) being principally (i) one month's salary, and (ii) a severance payment based on the accumulated balance of each employees government severance indemnity account. The Company makes contributions to the government severance indemnity plan for each of its employees on a monthly basis; the additional severance payment made by the Company is calculated at 40% of the balance of this account. Severance benefits payable to employees do not vest or accumulate.

     (d)  Environmental issues

          The Company is subject to Federal, State and Local laws and regulations relating to the environment. These laws generally provide for control of air and effluent emissions and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance.

          Future information and developments will require the Company to continually reassess the expected impact of environmental matters. However, the Company has evaluated its total environmental exposure based on current available data and believes that compliance with all applicable laws and regulations will not have a material impact on the Company's liquidity, consolidated financial position or results of operations.

15.  SEGMENT INFORMATION

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 adopts a "management approach" for segment reporting; this approach designates the internal organization that is used by management for making decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosure about products and services, geographical areas, and major customers.

     (a) Description of the types of products and services from which the reportable segment derives its revenues

          The Company has one reportable segment: optical fibers and related byproducts. The segment produces two types of communication optical fibers (as of December 31, 1999); multi-mode and single-mode fiber. The Company has one production facility in Campinas.

     (b)  Measurement of segment profit and loss and segment assets

          The accounting policies underlying the financial information provided for the one segment is based on Brazilian GAAP. These amounts do not differ from US GAAP. The Company's reportable segment offers separate products. The reportable segment is the responsibility of one product manager who has knowledge of product lines, operational risks and opportunities.

     (c)  Geographical areas

          International sales and operations for the Company account for approximately 4% of consolidated net sales and long-lived assets, respectively.

16.  SUBSEQUENT EVENTS

     o    Changes in tax legislation

          In 1999, the Government introduced changes to the income tax law with effective dates throughout 2000. The significant provisions of these changes are summarized below:

          (i) The COFINS (tax for social security financing) rate remains unchanged at 3%; however, beginning in January 2000, 33.33% of COFINS can no longer be offset against Social Contribution on Net Income ("CSSL");

          (ii) The CSSL rate was reduced from 12% to 9% beginning in February 2000, and from 9% to 8% beginning January 2003; and

         (iii) The assumed credit of IPI (Excise tax) can be offset against PIS (Employees' Profit Participation Program) and COFINS.

     o    Firm Commitment for the Acquisition of the Company

          On April 26, 2000, the Company consummated an agreement with Fibercore, Inc. (the "Buyer") and Algar S.A. (the "Seller") which sets forth the terms and conditions for the sale of 90% of the outstanding common stock or substantially all the assets and specified liabilities of XTAL, subject to Algar holding a 10% equity interest in Xtal. On the closing date (not to exceed 60 days from acceptance of the acquisition agreement), a shareholders agreement shall be entered into providing certain criteria. The purchase price for XTAL shall be US$ 25 million, payable as follows and subject to the following terms and conditions:

          (i) Within 30 days of the signing or May 31, 2000, whichever is later, Buyer shall pay the seller a sum of US$ 2 million in the form of a deposit. This deposit may be returned to the buyer, inclusive of accrued interest, based on reasonable interest rates, if certain events do not transpire.

          (ii) An additional US$ 8 million shall be paid in cash on closing date, which is to be 60 days from the April 26, 2000 agreement or June 30, 2000, whichever date is later.

         (iii) US$ 10 million via a promissory note, bearing interest at 6%, delivered at the closing date, and payable 180 days following the close, or December 31, 2000, whichever is later. The promissory note may be reduced in principal to US$ 7.5 million in the event the seller does not deliver to the Buyer on the closing date, an executed non cancelable 3 year purchase order (the "Purchase Order"), at prevailing market prices which covers 50% of the fiber optical requirements of Algar. The purchase price can be reduced further, to US$ 6.5 million, provided that the Buyer makes all payments thereunder on or before August 31, 2000.

          (iv) In the event the Buyer does not make the payment under the promissory note above, the buyer shall pay an additional 3%, in addition to the original 6% per annum, plus the following extensions:

          (v) US$ 1.25 million through a promissory note bearing interest at 6% per annum, payable 450 days following the closing date. The principal and interest amount of the promissory note may be reduced proportionately in the event the gross profit of Xtal for the year 2000 does not achieve certain levels. US$ 1.25 million through a promissory note bearing interest at 6% per annum, payable 810 days following the closing date. The principal and interest amount of the promissory note may be reduced proportionately in the event the gross profit of Xtal for the year 2001 does not achieve certain levels.

          (vi) On the date which is 1,080 days following the closing date, the Buyer shall, pursuant to the Buyer's call option, acquire the remaining shares held by the Seller in Xtal or in the purchasing entity upon payment in cash of US$ 2.5 million plus interest at a rate of 6% per annum. The Buyer reserves the right to prepay this amount at any time without penalty.

     o    Employment agreements

          As part of the acquisition agreement, reasonable efforts are to be made in executing agreements with key employees by XTAL or the buyer for not less than one year, under customary terms and conditions. These include, where appropriate, non-compete, confidentiality and non-solicitation customer agreements.


------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM BALANCE SHEETS
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                     March 31,    December 31,
                                                       2000           1999
                                                   ------------   ------------
ASSETS                                             (Unaudited)

Current assets

Cash and cash equivalents                                  49            225
Trade accounts receivable, net                          4,186          4,807
Inventories (note 3)                                    3,578          4,053
Prepaid expenses, other                                   999            497
                                                   ------------   ------------
  Total current assets                                  8,812          9,582
                                                   ------------   ------------

Property, plant and equipment, net                     10,467         10,378

Recoverable taxes                                         145            101
Other                                                       7              7
                                                   ------------   ------------
                                                          152            108
                                                   ------------   ------------
  Total assets                                         19,431         20,068
                                                   ============   ============

                                                                   (Continued)

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM BALANCE SHEETS
(Expressed in thousands of United States dollars)                (Continued)
------------------------------------------------------------------------------


                                                     March 31,    December 31,
                                                        2000          1999
                                                   ------------   ------------
                                                    (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Trade accounts payable - suppliers                       4,011         4,952
Current portion of long-term debt                          290           340
Taxes other than income                                    441           356
Payroll and other charges                                  818           614
Other                                                       19            21
                                                   ------------   ------------
  Total current liabilities                              5,579         6,283
                                                   ------------   ------------
NON-CURRENT LIABILITIES
Long-term debt                                               -           288
Intercompany                                               733           624
Long-term taxes                                            651           852
Other long-term liabilities                                801           741
Deferred income tax                                         46            41
                                                   ------------   ------------
                                                         2,231         2,546

Commitments and contingencies (note 4)


SHAREHOLDERS' EQUITY
  Preferred stock - no par value, 49,963,256 shares
     authorized and 5,137,571 issued and outstanding
   at March 31, 2000 and December 31, 1999              11,497        11,497
  Common stock - no par value, 49,963,256 shares
     authorized and 5,137,571 issued and
  outstanding at
   March 31, 2000 and December 31, 1999                 11,497        11,497
   Appropriated retained earnings:
     Legal reserve                                         140           140
  Unappropriated retained (deficits)                   (8,015)       (8,113)
   Accumulated other comprehensive (loss)              (3,498)       (3,782)
                                                   ------------   ------------
       Total shareholders' equity                       11,621        11,239
                                                   ------------   ------------
       Total liabilites and shareholders' equity        19,431        20,068
                                                   ============   ============


The accompanying notes are an integral part of these Financial Statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                     March 31,     March 31,
                                                      2000           1999
                                                   ------------   -----------
                                                   (Unaudited)    (Unaudited)
GROSS SALES
  Total gross sales                                     9,454         1,201
  Value-added and excise tax on sales                  (2,660)         (287)
                                                   ------------   -----------

Net sales                                               6,794           914

  Cost of sales                                        (6,270)         (885)
                                                   ------------   -----------

GROSS PROFIT                                              524            29

Selling and marketing expenses                           (106)         (106)
General and administrative expenses                      (150)         (339)
Depreciation                                              (24)          (26)
                                                   ------------   -----------
Operating expenses                                      (280)         (471)

NON-OPERATING (EXPENSES) INCOME
  Interest income                                          13           231
  Interest expenses                                       (91)       (1,674)
  Other non-operating (expense) income, net               (60)            3
                                                   ------------   -----------
INCOME (LOSS) BEFORE INCOME TAX AND
   SOCIAL CONTRIBUTION                                    106        (1,882)

INCOME TAX (EXPENSES) BENEFIT AND SOCIAL                  (8)         (131)
CONTRIBUTION

                                                   ------------   -----------

Net income (loss)                                          98        (2,013)
                                                   ============   ===========


The accompanying notes are an integral part of these Financial Statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Expressed in thousands of United States dollars)                (Continued)
------------------------------------------------------------------------------


                                                    March 31,      March 31,
                                                      2000           1999
                                                   ------------   ------------
                                                   (Unaudited)    (Unaudited)

Net income (loss)                                          98        (2,013)
                                                   ------------   ------------

OTHER COMPREHENSIVE INCOME (LOSS),
   NET OF TAX:

  Foreign currency translation adjustment                 284        (3,468)

                                                   ------------   ------------
  Other comprehensive income (loss)                       284        (3,468)
                                                   ------------   ------------

Comprehensive income (loss)                               382        (5,481)
                                                   ============   ============



The accompanying notes are an integral part of these Financial Statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------

                                                           Appropriated
                                                             retained    Unappropriated    Accumulated
                                                             earnings       retained          other
                                         Common  Preferred    legal         earnings      Comprehensive
                                          stock    stock     reserve       (deficit)        income (loss)    Total
                                          -----    -----     -------       ---------       -------------    -----

BALANCES AS OF                          11,497     11,497      140         (8,113)           (3,782)       11,239
   JANUARY 1, 2000 (AUDITED)
Net income available to common
   and preferred shares                      -          -        -             98                 -            98
Net translation gain for the period          -          -        -              -               284           284
                                       -------    -------  -------        -------`           -------       -------
BALANCES AS OF
   MARCH 31, 2000 (UNAUDITED)           11,497     11,497      140         (8,015)           (3,498)       11,621
                                       =======    =======  =======        =======           =======       =======


The accompanying notes are an integral part of these Financial Statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States dollars)
------------------------------------------------------------------------------


                                                             Years ended
                                                               March 31
                                                        ---------------------
                                                          2000        1999
                                                        ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES                    (Unaudited) (Unaudited)
  Net income (loss)                                           98     (2,013)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
   Depreciation                                              329        239
   Allowance for doubtful accounts-reversal                  (53)         -
   Exchange translation                                       55       (802)
   Deferred income taxes                                       8        131
 Decrease (increase) in assets:
   Trade accounts receivable                                 674        999
   Inventories                                               475      1,162
   Other current assets                                     (502)        92
   Recoverable tax                                           (44)        44
   Other assets                                                 -         3
  Increase (decrease) in liabilities
   Trade accounts payable                                   (941)    (2,941)
   Taxes other than on income                                 85        (15)
   Payroll and other charge                                  204       (205)
   Other current liabilities                                  (2)       (24)
                                                        ----------  ---------
   Long-term taxes                                          (201)      (256)
                                                        ----------  ---------
   Other long-term liabilities                                60        (80)
                                                        ----------  ---------
Net cash provided by (used in) operating activities          245     (3,666)
                                                        ----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, plant and equipment                (170)      (840)
  Proceeds on disposal of property, plant and equipment        1        237
                                                        ----------  ---------
Net cash used in investing activities                       (169)      (603)
                                                        ----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term debt
   Proceeds                                                   13        680
   Repayments                                               (343)      (102)
  Intercompany
   Proceeds                                                  345      3,872
   Repayments                                               (272)      (132)
                                                        ----------  ---------
Net cash (used in) provided by financing activities         (257)     4,318
                                                        ----------  ---------

                                                                    (Continue)

XTAL FIBRAS OPTICAS S.A.
------------------------

INTERIM STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States dollars)                (Continued)
------------------------------------------------------------------------------


                                                             Years ended
                                                              March 31
                                                        ---------------------
                                                          2000        1999
                                                        ----------  ---------
                                                        (Unaudited) (Unaudited)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                        5        (11)

NET (DECREASE) INCREASE IN CASH AND
   CASH EQUIVALENTS                                         (181)        49

CASH AND CASH EQUIVALENTS AS OF
   BEGINNING OF THE YEAR                                     225         36
                                                        ----------  ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                      49         74
                                                        ==========  =========

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION
  Cash paid during the period for:

   Interest                                                   55         25
   Taxes on income                                             -          -


------------------------------------------------------------------------------


The accompanying notes are an integral part of these Financial Statements.
------------------------------------------------------------------------------

XTAL FIBRAS OPTICAS S.A.
------------------------

NOTES TO THE INTERIM FINANCIAL INFORMATION
(Expressed in thousands of United States dollars, except number of shares and
where otherwise noted)                                            (Continued)
------------------------------------------------------------------------------


1    INTERIM FINANCIAL STATEMENTS

     The interim financial statements (the "Interim Financial Statements") of XTAL Fibras Opticas S.A. (the "Company") has been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), which differ in certain respects from generally accepted accounting principles in Brazil ("Brazilian GAAP"), as applied by the Company in the preparation of its statutory financial statements and for other purposes.

     Shareholders' equity and net (loss) income included in these Interim Financial Statements differ from those included in the accounting records as a result of (i) the effects of differences between the rate of devaluation of the Brazilian real ("R$") against the United States dollar ("$", "US$ "or "U.S. dollar") and (ii) differences in the methods of measuring amounts under U.S.GAAP and Brazilian GAAP.

     These Interim Financial Statements should be read in conjunction with the U.S. GAAP financial statements and related notes as of December 31, 1999 and 1998, and for each of the years then ended. For purposes of these Interim Financial Statements, certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Company believes that the disclosures made are adequate to make the information not misleading.

     The Interim Financial Statements are unaudited. In the opinion of management, however, they include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results of such interim periods. The interim results for the period ended March 31, 2000, are not necessarily indicative of results for the full calendar year.

2    BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     There have been no material changes in the basis of presentation or the accounting policies adopted by the Company during the current period.

     (a)  Foreign currency translation

          The U.S. dollar amounts for the periods presented have been remeasured (translated) from the Brazilian currency amounts in accordance with the criteria set forth in Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign currency translation" ("SFAS 52").

          Xtal has translated all assets and liabilities into U.S. dollars at the current exchange rate (March 31, 2000 - R$ 1.7473: US$ 1.00 and March 31, 1999 - R$ 1.7220: US$ 1.00, respectively), and all accounts in the statements of operations and cash flows at the average rates of exchange in effect during the periods (R$ 1.7737: US$ 1.00 for the period ended March 31, 2000 and R$ 1.7708: US$ 1.00 for the period ended March 31, 1999, respectively). The translated amounts include local currency indexation and exchange variances on assets and liabilities denominated in foreign currencies. The related translation adjustments are made directly to the cumulative translation adjustment account in shareholders' equity.

          In mid-January 1999, significant changes occurred in the Brazilian government's foreign exchange rate policy, which resulted in the elimination of exchange controls, referred to as trading bands. These trading bands ensured that the real to U.S. dollar exchange rate remained within a given range. On January 15, 1999, the Brazilian Central Bank ceased to intervene in the foreign exchange market, except in exceptional circumstances to mitigate excessive volatility, and the real to U.S. dollar exchange rate was allowed to fluctuate freely. On July 30, 1999, the real was trading at approximately R$
          1.7892 to US$ 1.00, as compared to the exchange rate in effect on December 31, 1998 of R$ 1.2087 to US$ 1.00.

          The effects of the real devaluation has resulted in a net translation loss, arising from the translation of the balance sheet accounts (monetary and non-monetary assets and liabilities) from Brazilian reais to U.S. dollars. The translation loss has been allocated directly to the cumulative translation account in shareholders' equity. Foreign exchange transaction gains or losses are reflected directly in income currently.

3.   INVENTORIES

                                                      March 31,   December 31,
                                                        2000         1999
                                                     ------------ ------------
                                                     (Unaudited)

     Finished products                                      525          640
     Work in process                                        675          772
     Raw material and indirect materials                  2,300        2,332
     Resale materials                                       144          153
     Imports in progress                                     73          292
                                                     ------------ ------------
                                                          3,717        4,189
     Allowance for slow-moving inventory                   (139)        (136)
                                                     ------------ ------------
                                                          3,578        4,053
                                                     ============ ============

4.   COMMITMENTS AND CONTINGENCIES

     (a)  Tax and legal claims

          The Company is contesting the payment of certain taxes and contributions and has made court escrow deposits (restricted deposits for legal proceedings) of equivalent or lesser amounts pending final legal decisions. Probable losses, provided as liabilities of the Company based on the advice of outside legal counsel, are summarized below:

                                                       March 31,   December 31,
                                                         2000         1999
                                                      -----------  ------------
                                                      (Unaudited)
          Labor claims (1)                                   42            41
          Income tax withheld at source -                   329           310
          Intercompany loan
          Income tax and Social contribution                 63            60
          Value-added sales taxes ("ICMS")                  183           164
          Value-added sales taxes ("IPI")                   154           146
          Others                                             30            20
                                                      -----------  ------------
          Total accrued liabilities for legal               801           741
          proceedings
                                                      ===========  ============

          -----------------
          (1) The Company is party to a number of lawsuits filed by former employees. As of March 31, 2000 the Company has accrued $ 42 relating to such lawsuits. Escrow deposits (restricted deposits for legal proceedings) against probable losses relating to labor claims totaled $ 150.00 as of March 31, 2000 (1999 - $ 0.00).

          Management believes, based on advice from its attorneys, that the provision for contingencies is sufficient to meet probable and reasonably estimable losses in the event of unfavorable rulings, and that the ultimate resolution will not have a significant effect on the Company's liquidity, consolidated financial position or results of operations.

     Financial guarantee and recourse arrangement (Advance for future increase of capital)

          On December 1, 1998, XTAL entered into an agreement of Advance of Financial Resources to offset various supplier and financial debt with Algar S.A. Empreendimentos e Participacoes ("Algar" or Parent Company) for a total amount of US$ 4.2 million (advance for future increase of capital). Such agreement was accounted for by the Parent Company as a capital contribution and Xtal duly amended their by-laws and Social Contract on April 27, 1999, to effectively increase capital. At March 31, 2000, (pound)502 (approximately US$ 800) remained payable in the name of Xtal to Unibanco at an interest rate of LIBOR plus 11.79%. Several machines are given as guaranty for this loan. In connection with the acquisition agreement described in Note 16 of the annual financial statements, Algar assumed the (pound)502 liability. This amount is not recorded as a liability in the accompanying financial statements.

          On December 31, 1998, XTAL entered into a second agreement of Advance of Financial Resources for Future Capital Increase with Algar S.A. Empreendimentos e Participacoes ("Algar") for a total amount of $13 million (Advance for future increase of capital) and such amount was consigned in an account on behalf of Algar. This agreement was also accounted for by the Parent Company as a capital contribution whereby Xtal amended their by-laws and Social Contract to effectively increase capital. In association with this agreement, there were two other Agreements for the Assumption of Debt by the parties with the following terms:

          Algar assumes the debts of Xtal before various banks for a total of US$ 8 million Algar assumes the debts of Xtal for a supplier totaling US$ 3.5 million.

          Such agreements, added to the balance of intercompany loans payable in the amount of US$ 1.5 million, were also accounted for by the Parent company as a capital contribution. Xtal effectively registered these amounts by amending and registering their Social Contract on April 27, 1999, to effectively increase capital. Approximately US$ 1.5 million, due September 19, 2000, remains payable in the name of Xtal to Banco Brascan S/A at an interest rate of LIBOR plus 2% per year. Also, US$ 384 thousand and US$ 288 thousand, due October 31 and August 31, 2000 respectively, remain payable in the name of Xtal to Dresdner Bank Lateinamerika AG at an interest rate of LIBOR plus 0.75% per year. Algar remained the guaranty for this amount should Xtal default. In connection with the acquisition agreement described in Note 16 of the annual financial statements, Algar assumed these liabilities, totaling approximately US$ 2,172. These amounts are not recorded as liabilities in the accompanying financial statements.

     (c)  Postemployment benefits

          The Company makes monthly contributions based on payroll expense to the government pension, social security and severance indemnity plans. Such payments are expensed as incurred.

          In addition, certain payments are due on dismissal of employees pursuant to Article 18 of Law 8.036 (dated May 11, 1990) being principally (i) one month's salary, and (ii) a severance payment based on the accumulated balance of each employees government severance indemnity account. The Company makes contributions to the government severance indemnity plan for each of its employees on a monthly basis; the additional severance payment made by the Company is calculated at 40% of the balance of this account. Severance benefits payable to employees do not vest or accumulate.

     (d)  Environmental issues

          The Company is subject to Federal, State and Local laws and regulations relating to the environment. These laws generally provide for control of air and effluent emissions and require responsible parties to undertake remediation of hazardous waste disposal sites. Civil penalties may be imposed for noncompliance.

          Future information and developments will require the Company to continually reassess the expected impact of environmental matters. However, the Company has evaluated its total environmental exposure based on current available data and believes that compliance with all applicable laws and regulations will not have a material impact on the Company's liquidity, consolidated financial position or results of operations.

                                      *****
------------------------------------------------------------------------------

                                 FiberCore, Inc.
                     PRO FORMA COMBINED FINANCIAL STATEMENTS


         The following unaudited pro forma combined balance sheet as of March 31, 2000 and the pro forma combined statements of operations for the year ended December 31, 1999 and the quarter ended March 31, 2000 give effect to; (i) the acquisition of 90% of Xtal Fibras Opticas S.A. ("Xtal"), accounted for under the purchase method of accounting; (ii) the private placement of the $6.0 million convertible note and sale of FiberCore, Inc. common stock of $3.5 million to Crescent International Ltd. ("Crescent") and related use of net proceeds, for the acquisition; (iii) the issuance of common stock to Tyco Electronics Corporation ("Tyco") on the exercise of common stock warrants in the amount of $2.0 million, and the related use of proceeds for the acquisition, and; (iv) the effect of the indemnification by Algar S.A. (the seller) for certain costs and liabilities of Xtal. The historical financial information has been derived from the respective historical financial statements of FiberCore, Inc. and Xtal, and should be read in conjunction with these financial statements and the related notes contained elsewhere herein or incorporated herein by reference.

         The unaudited pro forma combined balance sheet at March 31, 2000 assumes that the acquisition, private placement of the convertible notes and the sale of FiberCore, Inc. common stock to Crescent, the issuance of common stock to Tyco on the exercise of common stock warrants and the indemnification by Algar for certain costs and liabilities of Xtal. occurred on March 31, 2000.

         The unaudited pro forma combined statements of operations combines FiberCore's and Xtal's historical statements of operations for the year ended December 31, 1999 and quarter ended March 31, 2000 and gives effect to the acquisition, the private placement of the convertible notes and the sale of FiberCore, Inc. common stock to Crescent, the issuance of common stock to Tyco on the exercise of common stock warrants, and the indemnification by Algar for certain costs and liabilities of Xtal as if they occurred on January 1, 1999.

         Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The total estimated purchase cost of Xtal has been allocated on a preliminary basis to the assets and liabilities based on management's estimates of their fair value with the excess cost over the net assets acquired allocated to goodwill. Subsequent to closing, the assets purchased and liabilities assumed will be fair valued and the necessary studies completed to ascribe values to assets and indentifiable intangibles, if any.

         The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined company.

                                FIBERCORE, INC.
                        PRO FORMA combined Balance Sheet
                              As of March 31, 2000



(Dollars in thousands)                             FIBERCORE           XTAL                 PRO FORMA      COMBINED
                                                   HISTORICAL          HISTORICAL           ADJUSTMENTS    PRO FORMA
                                                   ----------          ----------           -----------    ---------

ASSETS
Current assets:
  Cash and cash equivalents                         $  1,274             $    49              $   383 (a)   $  1,706
  Accounts receivable, net                             1,848               4,186                1,008 (b)      7,042
  Inventories                                          2,852               3,578                               6,430
  Prepaid and other current assets                        71                 999                  250 (c)      1,320
                                                   ---------           ---------              -----------   ---------
     TOTAL CURRENT ASSETS                              6,045               8,812                1,641         16,498
                                                   ---------           ---------              -----------   ---------

Property and equipment, net                            3,497              10,467                2,500 (d)     16,464
Other assets:
  Notes receivables from joint venture partners        4,949                                                   4,949
  Restricted cash                                      1,884                                                   1,884
  Patents, less accumulated amortization               4,636                                                   4,636
  Investments in joint ventures                        1,425                                                   1,425
  Deferred/Recoverable tax asset                         812                 145                                 957
  Other assets                                           417                   7                                 424
  Goodwill                                                                                      7,634 (d)      7,634
                                                   ---------           ---------              -----------   ---------
     TOTAL OTHER ASSETS                               14,123                 152                7,634         21,909
                                                   ---------           ---------              -----------   ---------
       TOTAL ASSETS                                 $ 23,665            $ 19,431             $ 11,775       $ 54,871
                                                   =========          ==========              ===========   =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                      $ 1,415               $ 290             $ 10,000 (a)   $ 11,705
  Accounts payable                                     1,531               4,011                               5,542
  Accrued taxes other than income                                            441                                 441
  Accrued expenses                                     1,552                 837                1,700 (e)      4,089
                                                   ---------           ---------              -----------   ---------
     TOTAL CURRENT LIABILITIES                         4,498               5,579               11,700         21,777



Long-term interest payable                             1,373                                                   1,373
Long-term taxes                                                              697                                 697
Long-term debt                                         8,125                 733                6,000 (a)     14,858
Other liabilities                                                            801                                 801
                                                   ---------           ---------              -----------   ---------
     TOTAL LIABILITIES                                13,996               7,810               17,700         39,506
                                                   ---------           ---------              -----------   ---------

Minority interest                                      3,264                                    1,263 (f)      4,527
                                                   ---------           ---------              -----------   ---------


STOCKHOLDERS' EQUITY
Preferred stock                                                           11,497              (11,497)(g)          0
Common stock                                              42              11,497              (11,495)(g)         44
Appropriated retained earnings - legal reserve                               140                 (140)(g)          0
Additional paid in capital                            25,251                                    4,431 (g)     29,682
Accumulated deficit                                  (17,692)             (8,015)               8,015 (g)    (17,692)
Accumulated other comprehensive loss                  (1,196)             (3,498)               3,498 (g)     (1,196)
                                                   ---------           ---------              -----------   ---------
     TOTAL STOCKHOLDERS' EQUITY                        6,405              11,621               (7,188)        10,838
                                                   ---------           ---------              -----------   ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 23,665            $ 19,431             $ 11,775       $ 54,871
                                                   =========          ==========            ===========     =========

                                FIBERCORE, INC.
                           PRO FORMA Income Statement
                      For the Year Ended December 31, 1999




(Dollars in thousands)                         FIBERCORE             XTAL                 PRO FORMA           COMBINED
                                               HISTORICAL            HISTORICAL           ADJUSTMENTS         PRO FORMA
                                               ----------            ----------           -----------         ---------

Net sales                                      $    12,126           $  17,772                                $   29,898

Cost of sales                                        9,820              16,043                  340 (h)           26,203
                                               -----------           ---------            ---------           ----------
Gross profit                                         2,306               1,729                 (340)               3,695

Operating expenses:
Selling, general and administrative expenses         3,237               2,256                 (557)(i)            4,936

Research and development                               722                   0                                       722

Amortization of goodwill                                 0                   0                  382 (j)              382
                                               -----------           ---------            ---------           ----------
Income (loss) from operations                       (1,653)               (527)                (165)              (2,345)

Interest income                                        110                 405                                       515

Interest expense                                    (1,062)             (2,646)                (830)(k)           (4,538)

Other (expense) income - net                          (336)               (233)                                     (569)
                                               -----------           ---------            ---------           ----------
Income (loss) before income taxes                   (2,941)             (3,001)                (995)              (6,937)

Provision for income taxes                             937                  (8)                                      929
                                               -----------           ---------            ---------           ----------

Net income (loss)                               $   (2,004)           $ (3,009)            $   (995)          $   (6,008)
                                               ===========           =========            =========           ==========
Basic and diluted income (loss)
  per share of common stock                     $    (0.05)                                                   $    (0.15)
                                               ===========                                                    ==========
Weighted average shares outstanding             36,610,544                                2,231,826(l)        38,842,370
                                               ===========                                =========           ==========


                                FIBERCORE, INC.
                           PRO FORMA Income Statement
                        Three months Ended March 31, 2000








(Dollars in thousands)                         FIBERCORE             XTAL                 PRO FORMA         COMBINED
                                               HISTORICAL            HISTORICAL           ADJUSTMENTS       PRO FORMA
                                               ----------            ----------           -----------       ---------


Net sales                                       $    3,453           $   6,794                               $   10,247

Cost of sales                                        2,721               6,270                   85 (h)           9,076
                                               -----------           ---------            ---------          ----------
Gross profit                                           732                 524                  (85)              1,171

Operating expenses:
Selling, general and administrative expenses           697                 280                 (114)(i)             863

Research and development                               237                   0                                      237

Amortization of goodwill                                                                         95 (j)              95
                                               -----------           ---------            ---------          ----------
Income (loss) from operations                         (202)                244                  (66)                (24)

Interest income                                         72                  13                                       85

Interest expense                                      (226)                (91)                (270)(k)            (587)

Other (expense) income - net                           (82)                (60)                                    (142)
                                               -----------           ---------            ---------          ----------
Income (loss) before income taxes                     (438)                106                 (336)               (668)

Provision for income taxes                             (58)                 (8)                                     (66)
                                               -----------           ---------            ---------          ----------

Net income (loss)                               $     (496)          $      98            $    (336)         $     (734)
                                               ===========           =========            =========          ==========
Basic and diluted income (loss)
  per share of common stock                     $   (0.012)                                                   $  (0.017)
                                               ===========                                                   ==========
Weighted average shares outstanding             41,678,243                                2,231,826          43,910,069
                                               ===========                                =========          ==========


                                 FIBERCORE, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)



(a) Adjustment represents the impact to cash, notes payable and long term debt by funding activities and the acquisition of Xtal.

                                                             Notes       Long Term
                                               Cash          Payable     Debt
                                             ----------------------------------------
Exercise of common stock warrants by Tyco     $   2,000
Sale of common stock to Crescent              $   3,500
Issuance of a convertible note to Crescent    $   6,000                  $ 6,000
Funds held in escrow - Crescent               $    (250)
Cost of issue and legal fees                  $    (867)
Acquisition of Xtal from Algar                $ (10,000)     $ 10,000
                                             ----------------------------------------
                                              $     383      $ 10,000    $ 6,000
                                             ========================================

(b) Adjustment represents the receivables for costs accrued by Xtal for which the seller (Algar S.A.) has indemnified FiberCore, Inc. These accruals will be paid by the seller under the indemnification agreement.

(c) Adjustment represents the amount of $250, held in escrow as part of the Crescent investment agreement.

(d)  Adjustments to reflect the purchase of 90% of Xtal for $21,500.

     Purchase Price for Xtal.................................$ 21,500
     NBV of assets acquired..................................$ 11,366
                                                             --------
     Excess..................................................$ 10,134
                                                             ========

     The allocation of the excess is as follows;

     Goodwill................................................$ 7,634
     Property & Equipment....................................$ 2,500
                                                             --------
                                                             $ 10,134

(e) Adjustment represents the estimated costs of $1,700 for commissions, legal, accounting and other fees related to the acquisition and Crescent financing.

(f) Under the Xtal acquisition agreement, Algar will continue to own 10% of Xtal. The adjustment represents Algar's minority interest in Xtal.

(g) Adjustment represents the impact on equity by the funding activities and the elimination of equity of Xtal.

                                                                                                                Accumulated
                                   Preferred      Common       Legal      Additional         Accumulated        Other Comprehensive
                                   Stock          Stock        Reserve    Paid in Capital    Deficit            Income & (Deficit)
                                  --------------------------------------------------------------------------------------------------

     Tyco exercise of warrants                    $       1               $     1,999
     Sale of stock to Crescent                            1                     2,432
     Elimination's - Xtal         $  (11,497)     $ (11,497)   $   (140)                     $  8,015            $  3,498
                                  --------------------------------------------------------------------------------------------------
     Total                        $  (11,497)     $ (11,495)   $   (140)  $     4,431        $  8,015            $  3,498
                                  ==================================================================================================


(h) Adjustment represents the depreciation on the write-up to fair market value on major assets purchased


                                              Year Ending         Quarter Ending
                                              Dec. 31,1999        Mar. 31, 2000
                                              -------------       --------------
     Depreciation on Building @ 25 yrs.           $  40                $ 10
     Depreciation on Equipment @ 5 yrs.           $ 300                $ 75
                                              -------------       --------------
     Total                                        $ 340                $ 85
                                              =============       ==============

(i) Adjustment represents costs accrued by Xtal for which the seller (Algar) has indemnified FiberCore, Inc. These accruals will be paid by the seller under the indemnification agreement referenced in note (b).

(j) Adjustment to reflect amortization of goodwill reported on the purchase of Xtal referenced in note (c) over 20 years.

(k) Adjustment to reflect the interest on two (2) notes (Algar for $10,000 and Crescent for $6,000), referenced in note (a). The Algar note is at 6% per year and is due 7 months following the closing, and the Crescent note is at 8% per year and is due on June 9, 2002.

(l) The increase in the weighted average shares outstanding for the year ended December 31, 1999 and the three months ended March 31, 2000 are as follows:


      Exercise of common stock warrants by Tyco.......................1,031,552
      Sale of common stock to Crescent............................... 1,200,274
                                                                      ----------
                                                                      2,231,826
                                                                      ==========